FIRST AMENDMENT
                                     TO THE
                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                    FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
                                       AND
                               AUBREY L. DUNN, JR.

     This First Amendment (the "Amendment") to that certain employment agreement (the "Company Employment Agreement") by and between First Federal Banc of the Southwest, Inc., a Delaware corporation (the "Company"), with its principal administrative office at 300 North Pennsylvania Avenue, Roswell, New Mexico 88201, and Aubrey L. Dunn, Jr. (the "Executive") is made effective as of this 10th day of October, 2006.

     WHEREAS, the Executive is currently employed as President and Chief Executive Officer of the Company; and

     WHEREAS, the Board of Directors of the Company has met and has determined that it is in the best interests of the Executive and the Company to amend the Company Employment Agreement in accordance with the terms of this Amendment; and

     WHEREAS, Section 12(b) of the Company Employment Agreement permits the Company and the Executive to amend the Company Employment Agreement at any time.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company and Executive hereby agree to the following amendments to the Company Employment Agreement, it being understood and agreed that except to the amendments specifically provided for herein, the remaining terms of the Company Employment Agreement shall remain in full force and effect:

     1. Section 4(b)(iii) of the Company Employment Agreement is hereby replaced in its entirety with the following:

     "(iii) at the Company's expense, continued medical, dental and life insurance coverage substantially identical to the coverage maintained by the Company or the Bank for Executive prior to his termination of employment. Such coverage shall continue for each of Executive and his spouse and shall cease thirty-six (36) months following the Event of Termination."

     2. A new Section 4(c) is hereby added to the Company Employment Agreement, that reads as follows:

     "(c)(i) In the event of a Change in Control of the Bank or the Company, the independent accountants of the Company shall determine if an excess parachute payment (as defined in Section 4999 of the Code) exists. Such determination shall be made after taking any reductions permitted pursuant to Section 280G of the Code and the regulations thereunder. Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the "Initial Excess Parachute Payment." As soon as practicable after a Change in Control, the Initial Excess Parachute Payment shall be determined. For purposes of this determination, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income tax (including, but not limited to, the Alternative Minimum Tax under Code Sections 55-59, if applicable) and state and local income tax, if applicable, at the highest marginal rate of taxation in the state and locality of Executive's residence on the date such payment is payable, net of the maximum reduction in the federal income taxes which could be obtained from any available deduction of such state and local taxes. Any determination by the independent accountants shall be binding on the Company and Executive. Within five (5) days after such determination, the Company shall pay Executive, subject to applicable withholding requirements under applicable state or federal law an amount equal to:

     (A) twenty (20) percent of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code), and

     (B) such additional amount (tax allowance) as may be necessary to compensate Executive for the payment by Executive of state and federal income and excise taxes on the payment provided under Clause (A) and on any payments under this Clause (B). In computing such tax allowance, the payment to be made under Clause (A) shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

                                       Tax Rate
                              GUP = ---------------
                                      1- Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate, including any applicable excise tax rate, applicable to Executive in the year in which the payment under Clause (A) is made.

     (ii) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment") then the Company's independent accountants shall determine the amount (the "Adjustment Amount") Executive must pay to the Company or the Company must pay to Executive in order to put Executive (or the Company, as the case may be) in the same position as Executive (or the Company, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent accountants shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Company shall pay the Adjustment Amount to Executive or Executive shall repay the Adjustment Amount to the Company, as the case may be. The purpose of this paragraph is to assure that (i) Executive is not reimbursed more for the golden parachute excise tax than is necessary to make him whole, and (ii) if it is subsequently determined that additional golden parachute excise tax is owed by him, additional reimbursement payments will be made to him to make him whole for the additional excise tax.

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
     (iii) In each calendar year that Executive receives payments or benefits under this Agreement and/or a Company or Bank sponsored employee benefit plan, Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent accountants of the Company as described above. The Company shall indemnify and hold Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney's fees, interest, fines and penalties) that Executive incurs as a result of so reporting such information. Executive shall promptly notify the Company in writing whenever Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section is being reviewed or is in dispute. The Company shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this contract). Executive shall cooperate fully with the Company in any such proceeding. Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Company may have in connection therewith without prior consent of the Company.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officers, and Executive has set his hand as of the date first written above.

                                       EXECUTIVE




Dated:   October 10, 2006              By: /s/ Aubrey L. Dunn, Jr.
         ------------------------         --------------------------------------
                                          Aubrey L. Dunn, Jr.



                                       FIRST FEDERAL BANC
                                       OF THE SOUTWEST INC.




Dated:   October 10, 2006              By:/s/ Edward K. David
         ------------------------         --------------------------------------
                                          Edward K. David, Chairman of the Board





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